Exhibit 23.5

March 6, 2012

WRITTEN CONSENT TO REFERENCE DAVIS/CHAMBERS & COMPANY, LTD. IN SEC FORM S-1 FILING OF MIDSTATES PETROLEUM COMPANY, INC.

We hereby consent to the inclusion in Amendment No. 6 to the registration statement on Form S-1 (Reg. No. 333-177966) of Midstates Petroleum Company, Inc. for the registration of shares of its common stock of references to our final reports relating to the estimation of the fair value of the common stock of Midstates Petroleum Company, Inc. as of various dates and to references to our firm’s name therein.

Sincerely,

/s/ Davis/Chambers & Company, Ltd.

Davis/Chambers & Company, Ltd.